Exhibit 10.23

Employment Agreement between the Company and Brian Meltzer.

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into effective as of April 1, 2015 (the “Effective Date”), by and between Perseon Corporation, a Delaware corporation (the “Company”) and Brian Meltzer, an individual (the “Executive”). The Company and the Executive are referred to herein collectively as the “Parties” and may be referred to herein individually as a “Party”.

BACKGROUND

The Company made an offer of employment to the Executive pursuant to a written offer of employment. The Executive accepted the offer of employment. The written offer of employment contemplated that the Parties would enter into an employment agreement, which employment agreement shall be subject to the approval of the Company’s Board of Directors.

AGREEMENT

NOW THEREFORE, in consideration of the premises, the agreements, and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Term.  The Executive’s employment hereunder shall continue from and after the Effective Date until terminated in accordance with the applicable provisions of this Agreement (the “Term”).

2. Position and Responsibilities. The Company shall employ the Executive as the Chief Medical Officer and Vice President of Business Development or such other position as the Parties may agree from time to time. The Executive shall report to the President and Chief Executive Office of the Company (hereinafter, the “President”) or his designee. The Executive will devote substantially all of his skill, knowledge, and working time to the conscientious performance of such duties except for reasonable vacation time, absence for sickness or similar disability, and authorized leaves of absence.  To the extent that it does not significantly interfere with the performance of the Executive's duties hereunder, it shall not be a violation of this Agreement for the Executive to (i) serve on corporate, civic, or charitable boards or committees; provided, however, that the Executive shall obtain the written permission of the President prior to rendering such service, (ii) deliver lectures or fulfill speaking engagements, or (iii) manage personal investments. The Executive represents that he is entering into this Agreement voluntarily and that, to the best of his knowledge, his employment hereunder and compliance by him with the terms and conditions of this Agreement will not conflict with or result in the breach of any agreement to which he is a party or by which he may be bound. Any fees or other compensation received by the Executive for services as a director, as a trustee, or in a similar position with another entity shall be retained by the Executive.

3. Place of Performance.  The principal place of the Executive’s employment shall be the Company’s principal executive offices, currently located at 2188 West 2200 South, Salt Lake City, Utah. Notwithstanding the foregoing, the Parties agree that, during the first year of employment, the Executive will not be required to report daily to the Company’s principal executive offices but will be allowed to work remotely; provided, however, that the Executive understands that he reports to the Company’s principal executive offices and will be required to travel to the executive offices at the direction of the President or as otherwise necessary to the performance of his job duties and that he may be required to spend extended periods of time at the principal executive offices as necessary to perform his job duties. After the first year of employment, the Parties will engage in good faith discussions regarding relocating the Executive to the Salt Lake City area.

4. Compensation.

4.1 Base Salary.  The Company shall pay the Executive an annual base salary at the rate of two hundred twenty five thousand and no/100 dollars ($250,000.00) (the “Base Salary”), which Base Salary shall be paid to the Executive in periodic installments in accordance with the Company’s customary payroll practices, as modified from time to time, but no less frequently than monthly. During the Term, beginning April 1, 2016, the Company will review the Executive's Base Salary annually and, in the discretion of the President, in consultation with the Company’s Board of Directors (hereinafter, the “Board” or “Board of Directors”), may modify such Base Salary from time to time based on the performance of the Executive, the financial condition of the Company, prevailing industry salary scales, and such other factors as the Company's President shall consider relevant; provided, that the Company may not decrease Executive’s Base Salary by more than 10%, calculated based on the Base Salary in effect just prior to any such decrease, and then only by the unanimous vote of the Board after a finding by the Board that such reduction is reasonably necessary to address either a projected or actual significant financial shortfall in the Company’s financial performance or as otherwise agreed between the Company and the Executive.  Any increase or decrease in the Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement.

4.2 Award of Common Stock Options or Restricted Stock Units. The Executive will be awarded an option to purchase 300,000 shares of the Company’s common stock. The exercise price per share will be equal to the fair market value per share on the date the option is granted, which date will be on or near the Effective Date. The option will be subject to the terms and conditions applicable to options granted under the Company’s long term equity-based incentive compensation plan and the applicable notice of grant of stock option or agreement thereunder. Subject to the Executive’s continued employment, the options will vest in accordance with the notice of grant of stock option or agreement.

If the Company awards restricted stock or restricted stock units to its executive-level employees or to employees generally, then the Executive will be eligible to participate in any such plan, subject to the terms, conditions, limitations, and eligibility requirements set forth in the applicable plan documents. Nothing in this paragraph requires the Company to adopt a plan with respect to the grant of restricted stock or restricted stock units for restricted stock units.

4.3 Individual Performance Bonus. At the conclusion of his first full year of employment, the Company will pay the Executive a bonus of $75,000. For each calendar year thereafter (or partial calendar year from April 1, 2016, through December 31, 2016), the Executive shall be eligible for an annual individual performance bonus, as determined by the President, in his sole discretion, of up to $75,000. In determining the amount of the individual performance bonus, if any, the President shall take into consideration the Executive’s performance, the financial condition of the Company, and such other factors as the President, in his sole discretion, shall deem appropriate. Said individual performance bonus shall be paid to the Executive on or before March 31 of the calendar year immediately following the calendar year to which the individual bonus, if any, relates.

4.4 Employee Benefits.  During the Term, the Executive shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company for its employees, as in effect from time to time (collectively the “Employee Benefit Plans”), subject to the terms, conditions, and limitations and eligibility requirements of any applicable plan documents. The Company reserves the right to amend or terminate any Employee Benefit Plan(s) so as to eliminate, reduce, or otherwise change any benefit payable thereunder, so long as such change complies with the terms of such Employee Benefit Plan(s), and applicable law, and so long as such change similarly affects all of the Company’s executive level employees.

4.5 Vacation or Other Leave of Absence.  During the Term, the Executive shall be entitled to such vacation, sick leave, personal time off, or other leave policy as is available under the prevailing policies of the Company, as modified from time to time.

4.6 Communication Equipment. During the Term, the Company shall provide the Executive with such communication equipment as the Company deems appropriate, from time to time, for the Executive’s use in performing his duties under this Agreement and shall pay the monthly service costs associated with such communication equipment or, at the Company’s option, the Company shall reimburse the Executive for monthly service costs arising from the Executive’s use of his own personal communication equipment for the performance of his duties under this Agreement, as determined by the President.

4.7 Business Expenses.  The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures in effect from time to time.

4.8 Indemnification. To the maximum extent permitted by law, and in the manner required by the laws of the State of Utah, the Company shall indemnify the Executive against any and all applicable claims, judgments, fines, amounts paid in settlement, and other costs actually and reasonably incurred in any Action, as defined in Section 4.8(a) below, giving rise to the Executive’s claim for indemnification; provided, however, that nothing contained herein shall require the Company to indemnify the Executive from and against Actions initiated by the Executive or the Company related to any contest or dispute between the Executive and the Company with respect to this Agreement or the Executive’s employment hereunder or arising from the Executive’s willful misconduct or gross negligence or the Executive’s violation of the Company’s policies against unlawful harassment and discrimination, as modified from time to time.

(a) For purposes of this Section 4, “Action” means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative.

(b) The Company may not indemnify the Executive under this Section 4 unless a determination has been made in the specific case that indemnification of the Executive is permissible under the circumstances and under the law of the State of Utah.  Such determination shall be made (a) by the President, (b) by the majority vote of the Board, or (c) by special legal counsel selected by the President.

(c) Expenses, including attorney’s fees, or some part of such expenses, incurred by the Executive in defending any Action shall be paid by the Company in advance of the final disposition of such Action upon the receipt of written undertaking by or on behalf of the Executive to repay the amount advanced if it ultimately is determined that the Executive is not entitled to be indemnified by the Company as authorized under applicable law or the provisions of this Section 4.

(d) By action of the President or by majority vote of the Board, notwithstanding any interest of the Company or any individual member of the Board in such Action, the Company may purchase and maintain insurance in such amounts as the President or the majority vote of the Board may deem appropriate on behalf of the Executive against any liability asserted against the Executive and incurred by the Executive, whether or not the Company would have the power to indemnify the Executive against such liability under applicable provisions of law.

(e)           The Company shall have the right to impose, as conditions to any indemnification provided by the Company, such reasonable requirements and conditions as may appear appropriate to the President of the Company in each specific case and circumstance, including but not limited to any one or more of the following: (a) that any counsel representing the Executive in connection with the defense or settlement of any Action shall be counsel mutually agreeable to the Executive and the Company, (b) that the Company shall have the right, at the Company’s option, to assume and control the defense or settlement of any Action made, initiated, or threatened against the Executive, and (c) that the Company shall be subrogated, to the extent of any payments made by way of indemnification, to all of the Executive’s right of recovery and that the Executive shall execute all writings and do everything necessary to assure such rights of subrogation to the Company.

4.9 Claw Back Provisions.  Notwithstanding any other provision in this Agreement to the contrary, any incentive-based compensation, or any other compensation other than the Base Salary, paid to the Executive pursuant to this Agreement or any other Agreement or arrangement with the Company which is subject to recovery under any law, government regulation, or stock exchange listing requirement will be subject to such deductions and claw back as may be required to be made pursuant to such law, government regulation, or stock exchange listing requirement (or any policy adopted by the Company as required pursuant to such law, government regulation, or stock exchange listing requirement).

5. Termination and Termination Payments and Rights.

5.1 Termination Upon Death. If the Executive dies during the Term of his employment with the Company, this Agreement shall terminate as of the date of his death. On termination upon the Executive’s death, the Executive’s estate shall be entitled to be paid that portion of the Executive’s Base Salary that would otherwise have been payable to the Executive through and including the final day of the month in which the Executive’s death occurs, together with all benefits due to the Executive under the Employee Benefit Plans through and including such date to the extent allowed by law and the terms, conditions, and limitations of the applicable plan documents.

5.2 Termination By the Company for Cause. The Company may, at any time, by written notice to the Executive terminate the Executive’s employment under this Agreement immediately for Cause, as defined below, and the Executive shall have no right to receive any compensation or benefit hereunder on or after the date of such notice.

For purposes of this Agreement, "Cause" means (i) a violation of the Employer’s illegal drug policy and/or a material violation of  the Employer’s alcohol abuse policy; (ii) a material violation of the Employer’s policy against unlawful harassment or discrimination; (iii) the Executive’s material breach of this Agreement, including without limitation a material failure to perform or an habitual neglect of his job duties, as set forth in this Agreement, to the satisfaction of the Company or a material failure to follow the Company’s material policies and procedures; (iv) insubordination or other willful refusal to comply with any lawful request of the Company, including without limitation failure to cooperate in any investigation conducted and/or undertaken by the Company that has reasonable and legitimate objectives; (v) violation of any confidentiality, non-competition, non-solicitation, employee invention, or similar agreement that the Company may require the Executive to sign as a condition of his employment or continued employment with the Company except as required in performing the Executive’s job duties and responsibilities; (vi) material breach of fiduciary duty; (vii) conduct that reasonably could discredit the goodwill, good name, or reputation of the Employer; (viii) fraud, misappropriation of any money, assets, or other property of the Employer, or other act of material dishonesty; (ix) material misfeasance, malfeasance, or nonfeasance in the performance of the Executive’s duties for the Employer; or (x) the Executive is convicted of a felony or other serious crime or is convicted of a misdemeanor involving moral turpitude or a crime of dishonesty by any governmental authority or the Executive is charged with a felony and pleads guilty or nolo contendre to a reduced charge.

Prior to the Company’s termination of the Executive’s employment pursuant to any of the provisions of Section 5.2(i) (as it relates to alcohol only), (iii), (iv), (vii), or (ix) (hereinafter, the “Prior Notice Cause/s”), the Company shall give the Executive written notice of the “Cause” event and shall give the Executive thirty (30) days, or such greater period of time as determined reasonable by the Company, in its sole business judgment, in which to cure the breach or event giving the Company the right to terminate this Agreement or to provide information and documentation, in writing, which, in the reasonable business judgment of the Company, demonstrates that the Executive has not engaged in conduct that constitutes Cause under the Prior Notice Cause/s (the “Cure Period”). If the Executive shall correct or cure the event giving rise to the Company’s right to terminate for Cause under the provisions of the Prior Notice Cause/s within such Cure Period, then this Agreement shall not be terminated as a result of such event. The Company shall only be obligated to give the Executive one right to cure period for any similar type or kind of conduct that gives rise to a right to cure under any of the Prior Notice Cause/s during the Term of this Agreement.  If a second event of a similar type or kind of conduct shall occur during the Term that gives the Company a right to terminate for cause under any Prior Notice Cause/s, the Company may immediately terminate the Executive without any additional notice or right to cure.  The Company is not obligated to give any advance notice or right to cure period for any termination under the provisions of Section 5.2(i) (as it relates to violation of the Employer’s illegal drug policy), (ii), (v), (vi), (viii), or (x).

5.3 Termination Without Cause.

(a) The Company may terminate the Executive’s employment under this Agreement without Cause by giving thirty (30) days written notice to the Executive. In such event, and subject to the Executive’s signing, without revocation, of a separation agreement and release of all claims in a form acceptable to the Company (the “Release”), the Executive shall have the right to receive an amount equal to his Base Salary for a period of six (6) months (such amount, the “Separation Payment”), payable in accordance with the terms of the Release, in addition to all portions of the Executive’s Base Salary due as of the effective date of such termination of employment.

(b) If the Executive properly elects continuation coverage under the Company’s group medical insurance plan pursuant to Sections 601 through 607 of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”), the Company will pay that portion of the premium which the Company paid on behalf of the Executive and his enrolled family members immediately prior to the termination of Executive’s employment through the earlier of (a) six (6) months from the Executive’s termination date; (b) the date Executive first becomes eligible for coverage under any group health plan maintained by another employer of Executive or his spouse, if any; or (c) the date such COBRA continuation coverage otherwise terminates as to Executive under the provisions of the Company’s group medical insurance plan (the “COBRA Period”); provided that such Company-subsidized COBRA continuation coverage does not violate federal non-discrimination laws or rules applicable to the Company’s group health plans in a manner that adversely affects the Company.  Nothing herein shall be deemed to extend the otherwise applicable maximum period in which COBRA continuation coverage is provided or supersede the plan provisions relating to early termination of such COBRA continuation coverage. The Executive agrees that he is responsible to pay that portion of the premium for such coverage as the Executive would be required to pay had he remained an active employee of the Company during such COBRA Period.

5.4 Termination by the Executive With Good Reason.

(a) The Executive may at any time and upon thirty (30) days written notice to the Company with Good Reason terminate his employment under this Agreement, in which case the Executive will have the right to receive the Separation Payment, subject to his execution and delivery to the Company of the Release and payable in accordance with the terms of the Release; provided, however, that such notice must be given within ninety (90) days of the date of the occurrence of an event or circumstance giving rise to Good Reason.

(b) For purposes of this Agreement “Good Reason” shall mean one of the reasons set forth below which remains uncured for a period of fifteen (15) days following receipt of notice thereof from the Executive to the Company:

(i) A demotion by the Company or its successor from the Executive’s position as VP of North America Sales or a material diminution in the Executive’s job duties and responsibilities;

(ii) A reduction by the Company or its successor of the Executive’s Base Salary except as allowed under Section 4.1 of this Agreement;

(iii) The Company’s requirement, during the Executive’s first year of employment and without his consent, that the Employee primarily perform the duties of his employment at the Company’s principal executive offices, which currently are located at 2188 West 2200 South, Salt Lake City, Utah.

5.5 Termination by the Employee Without Good Reason. The Executive may terminate his employment under this Agreement without Good Reason upon thirty (30) days prior written notice to the Company, and upon the effective date of such termination the Executive will be entitled to receive only that portion of his Base Salary which is due and owing upon such effective date of termination.

5.6 Termination by the Executive Following a Change of Control.

(a) If a "Change Control" (as herein defined) occurs during the Term, and if during the six (6) month period immediately following the effective date of such Change in Control (i) the Company terminates the employment of the Executive hereunder without Cause or (ii) the Executive terminates his employment hereunder with Good Reason, then, in addition to the Separation Payment, all options or other equity-based incentive awards granted to the Executive by the Company shall immediately vest and become fully exercisable on the effective date of such termination, notwithstanding any provision of this Agreement or of any Employee Benefit Plans pursuant to which such options or awards were granted.

(b) For purposes of this Agreement, the term "Change in Control" shall mean the occurrence of any of the following:

(i) One person (or more than one person acting as a group) acquires ownership of stock of the Company that, together with the stock held by such person or group prior to such acquisition, constitutes more than fifty-percent (50%) of the total voting power of all of the issued and outstanding stock of the Company; or

(ii) A majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by 2/3 of the members of the Board as constituted before the date of such appointment or election; or

(iii) The sale of all or substantially of the Company's assets.

5.7 Mitigation.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and any amounts payable to the Executive pursuant to this Section 5 shall not be reduced by any compensation earned by the Executive on account of employment with another employer following the termination of his employment hereunder.

6. Section 280G.

(a) If any of the payments or benefits received or to be received by the Executive (including, without limitation, any payment or benefits received in connection with a Change in Control or the termination of the Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement or otherwise) (all such payments collectively referred to herein as the "280G Payments") constitute "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and will be non-deductible under Section 280G of the Code, the amounts otherwise payable to the Executive in connection with the termination of his employment shall be reduced to the maximum amount of such payments that can be made without resulting in any “excess parachute payments” under Code Section 280G.

(b) All calculations and determinations under this Section 6 shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the "Tax Counsel") whose determination shall be conclusive and binding on the Company and the Executive for all purposes.  For purposes of making the calculations and determinations required by this Section 6(b), the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the applicability of Section 280G of the Code.  The Company and the Executive shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section 6(b).  The Company shall bear all costs of the Tax Counsel reasonably incurred in connection with the performance of its duties under this Section 6(b).

7. No Deferrals; Code Section 409A.

(a) It is intended that the provisions of the Agreement comply with Section 409A of the Code and the regulations promulgated thereunder (“Section 409A”), and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.

(b) Neither Executive nor any of his creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Agreement or under any other plan, policy, arrangement, or agreement of or with the Company or any of its affiliates (the Agreement and such other plans, policies, arrangements, and agreements, the “Company Plans”) to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment.  Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to Executive or for Executive’s benefit under any Company Plan may not be reduced by, or offset against, any amount owing by Executive to the Company or any of its affiliates.

(c) If, at the time of Executive’s separation from service (within the meaning of Section 409A), (i) Executive is a “specified employee” (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable under the Company Plans constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company shall not pay such amount on the otherwise scheduled payment date, but shall instead accumulate such amount and pay it, without interest, on the first business day after such six-month period.  To the extent required by Section 409A, any payment or benefit that would be considered deferred compensation subject to, and not exempt from, Section 409A, payable or provided upon a termination of Executive’s employment, shall only be paid or provided to Executive upon his separation from service (within the meaning of Section 409A).

(d) For purposes of Section 409A, each payment under the Agreement will be deemed to be a separate payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii).

(e) Except as specifically permitted by Section 409A or as otherwise specifically set forth in the Agreement, the benefits and reimbursements provided to Executive under the Agreement and any Company Plan during any calendar year shall not affect the benefits and reimbursements to be provided to Executive under the relevant section of the Agreement or any Company Plan in any other calendar year, and the right to such benefits and reimbursements cannot be liquidated or exchanged for any other benefit and shall be provided in accordance with Treas. Reg. Section 1.409A-3(i)(1)(iv) or any successor thereto.  Further, in the case of reimbursement payments, reimbursement payments shall be made to Executive as soon as practicable following the date that the applicable expense is incurred, but in no event later than the last day of the calendar year following the calendar year in which the underlying expense is incurred.

(f) The Company makes no representations concerning the tax consequences of Executive’s participation in this Agreement under Section 409A of the Code or any other federal, state or local tax law.  Executive’s tax consequences shall depend, in part, upon the application of relevant tax law, including Section 409A, to the relevant facts and circumstances.

(g) Notwithstanding any provision in this Agreement to the contrary, if the 28-day or 52-day period for making and not revoking the Release described in Sections 5.3 and 5.4 of this Agreement ends in a calendar year commencing after the Executive’s effective date of termination, no separation benefit payable under Section 5.3 or 5.4 shall be payable earlier than the first day of the calendar year following such effective date of termination.

8. Taxation of Payments. All payments to be made to the Executive hereunder will be subject to all applicable required withholding of federal, state, local, and foreign taxes, including income and employment taxes. Notwithstanding any provision of this Agreement to the contrary, in  no event shall the Company nor its directors, officers, agents, or employees be liable to the Executive or to any taxing authority or agency on account of the Company’s failure to withhold any tax of any kind that may be owed to any federal, state, or local government agency arising from or relating to any compensation paid by the Company to the Executive under this Agreement; provided, however, that the Company shall be liable for the employer’s portion of any payroll withholding taxes related to any compensation paid by the Company to the Executive under this Agreement.

9. Conflict of Interest.  The Executive will not become involved in a situation which reasonably might create or appear to create a conflict of interest, including but not limited to being connected directly or indirectly with any business (as owner, officer, director, manager, participant, licensee, consultant, shareholder, or the recipient of wages) which is involved with any aspect of Executive’s duties hereunder or which is in direct or indirect competition with the Company. The Executive will report immediately any circumstances or situations arising in the future that might involve the Executive or appear to involve the Executive in a conflict of interest, including without limitation the reporting of gifts, entertainment, or any other personal favors given to or received from anyone with whom the the Company has or is likely to have any business dealings which go beyond common courtesies usually associated with accepted business practices. The Executive shall fully comply with any code of conduct and/or code of ethics that the Company may adopt from time to time.

10. Additional Agreements. As a condition of his employment or continued employment with the Company, the Executive will sign such confidentiality, non-competition, non-solicitation, employee invention, or similar agreement that the Company may, from time to time, require be signed by its executive-level employees generally.

11. Miscellaneous.

(a) Company Policies.  Executive shall comply with the Company’s lawful policies and rules as they may be in effect from time to time.

(b) Notices.  Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, or sent by certified, registered, or express mail, postage prepaid, to the Parties at the following addresses, or at such other addresses as shall be specified by the Parties by like notice, and shall be deemed given when so delivered personally or, if mailed, two days after the date of mailing, as follows:

If to Company to:	Perseon Corporation 2188 West 2200 South Salt Lake City, Utah 84119 Attn: President and CEO
If to the Executive:

(c) Entire Agreement.  This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior contracts and other agreements, written or oral, with respect thereto.

(d) Waivers and Amendments.  This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the Parties or, in the case of a waiver, by the Party waiving compliance.

(e) Governing Law.  This Agreement shall be governed by, and construed in accordance with and subject to, the laws of the State of Utah without regard to its conflicts of laws principles.

(f) Consent to Jurisdiction.  The Parties irrevocably submit to the exclusive jurisdiction of any state or federal court in Salt Lake City, Utah, in any action, suit, or proceeding brought by or against such Party in connection with, arising from, or relating to this Agreement, and each Party hereby waives and further agrees not to assert as a defense in any such suit, action, or proceeding any claim that such Party is not personally subject to the jurisdiction of any such courts, that the venue of the suit, action or proceeding is brought in an inconvenient forum, or that this Agreement or the subject matter hereof may not be enforced in or by such courts.

(g) Assignment.  This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive.  The Company may assign this Agreement and its rights, together with its obligations, hereunder only in connection with any sale, transfer, or other disposition of all or substantially all of its assets or business, whether by merger, consolidation or otherwise.  This Agreement will be binding upon the Company’s successors and assigns which shall be required to perform this Agreement in the same manner and to the same extent that Company would be required to perform if no sale, transfer, or other disposition of all or substantially all of its assets or business, whether by merger, consolidation or otherwise, had occurred. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and any successors and permitted assigns.

(h) Counterparts; Execution.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  Execution and delivery of this Agreement by facsimile or e-mail is legal, valid, and binding execution and delivery for all purposes.

(i) Headings.  The headings in this Agreement are for reference purposes only and shall in no way affect the meaning or interpretation of this Agreement.

(j) Survival.  Sections 4.8, 4.9, 5, 6, 7, 8, 11, and any other provision of this Agreement which by its terms is intended to survive the termination of this Agreement, and Executive’s rights to the Separation Payment hereunder, shall survive termination of this Agreement.

(k) Severability.  To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

(l) Delays or Omissions.  No delay or omission to exercise any right, power, or remedy accruing to either Party upon any breach or default of the other party hereto shall impair any such right, power, or remedy of such non-defaulting party, nor shall it be construed to be a waiver of any such breach or default or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of a breach or default be deemed to be a waiver of any other breach or default.

(m) Expenses Incurred in Enforcing Rights. If any action at law or in equity or any arbitration proceeding is brought to enforce or interpret the terms of this Agreement, each Party shall bear its own attorney’s fees and costs, including expert fees, incurred therein, whether incurred before or after judgment or arbitration award.

IN WITNESS WHEREOF, the Parties have executed this Employment Agreement as of the Effective Date, as herein first written.

The Company:

PERSEON CORPORATION

By:  /s/William S. Barth
Its:  Chief Financial Officer

The Executive:

/s/ Brian Meltzer
Brian Meltzer